Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (the “Agreement”), entered into as of December 16, 2021, by and among FirstCash, Inc., a Delaware corporation (the “Company”), FirstCash Holdings, Inc., a Delaware corporation (“New Parent”) and a direct, wholly owned subsidiary of the Company, and Atlantis Merger Sub, Inc., a Delaware corporation (“Merger Sub”) and a direct, wholly owned subsidiary of New Parent.

RECITALS

WHEREAS, on the date hereof, the Company has the authority to issue 100,000,000 shares, consisting of: (i) 90,000,000 shares of Common Stock, par value $0.01 per share (the “Company Common Stock”), of which 40,433,427 shares are issued and outstanding and 8,842,442 are held in treasury; and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “Company Preferred Stock”), of which no shares are issued and outstanding.

WHEREAS, as of the Effective Time (as defined below), New Parent will have the authority to issue 100,000,000 shares, consisting of: (i) 90,000,000 shares of Common Stock, par value $0.01 per share (the “New Parent Common Stock”); and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share (the “New Parent Preferred Stock”).

WHEREAS, as of the date hereof, Merger Sub has the authority to issue 1,000 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”), of which 100 shares are issued and outstanding on the date hereof and owned by New Parent.

WHEREAS, as of the Effective Time, the designations, rights, powers and preferences, and the qualifications, limitations and restrictions of the New Parent Common Stock and New Parent Preferred Stock will be the same as those of the Company Common Stock and Company Preferred Stock, respectively.

WHEREAS, the Amended and Restated Certificate of Incorporation of New Parent (the “New Parent Charter”) and the Amended and Restated Bylaws of New Parent (the “New Parent Bylaws”), which will be in effect immediately following the Effective Time, contain provisions identical to the Amended and Restated Certificate of Incorporation of the Company (the “Company Charter”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), in effect as of the date hereof and that will be in effect immediately prior to the Effective Time, respectively (other than as permitted by Section 251(g) of the General Corporation Law of the State of Delaware (the “DGCL”)).

WHEREAS, New Parent and Merger Sub are newly formed corporations organized for the sole purpose of participating in the transactions herein contemplated and actions related thereto, own no assets (other than New Parent’s ownership of Merger Sub and nominal capital) and have taken no actions other than those necessary or advisable to organize the corporations and to effect the transactions herein contemplated and actions related thereto.

WHEREAS, the Company desires to reorganize into a holding company structure pursuant to Section 251(g) of the DGCL, under which New Parent would become a holding company, by the merger of Merger Sub with and into the Company, and with each share of Company Common Stock being converted in the Merger (as defined below) into a share of New Parent Common Stock.

WHEREAS, on or about the date hereof, the Company and New Parent will enter or have entered into an Assignment and Assumption Agreement, pursuant to which, among other things, the Company will, at the Effective Time, assign to New Parent, and New Parent will assume, all of the Company’s rights and obligations under the Company’s Equity Plans (as defined below).

WHEREAS, the boards of directors of New Parent and the Company have approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

WHEREAS, the board of directors of Merger Sub has (i) approved and declared advisable this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, (ii) resolved to submit the approval of the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger, to its sole stockholder, and (iii) resolved to recommend to its sole stockholder that it approve the adoption of this Agreement and the transactions contemplated hereby, including, without limitation, the Merger.

WHEREAS, the parties intend, for United States federal income tax purposes, the Merger shall qualify as an exchange described in Section 351 of the Internal Revenue Code.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, New Parent and Merger Sub hereby agree as follows:

1. THE MERGER. In accordance with Section 251(g) of the DGCL and subject to, and upon the terms and conditions of, this Agreement, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement and in Section 259 of the DGCL.

2. EFFECTIVE TIME. As soon as practicable on or after the date hereof, the Company shall file a certificate of merger executed in accordance with the relevant provisions of the DGCL, with the Secretary of State of the State of Delaware (the “Secretary of State”) and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State or at such later date and time as the parties shall agree and specify in the certificate of merger (the date and time the Merger becomes effective being referred to herein as the “Effective Time”).

3. CERTIFICATE OF INCORPORATION. At the Effective Time, the Company Charter shall be amended in the Merger to be substantially in the form as the current certificate of incorporation of New Parent, and as so amended, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Charter”) until thereafter amended as provided therein or by the DGCL.

4. BYLAWS. From and after the Effective Time, the Company Bylaws shall be amended in the Merger to read in their entirety as the bylaws of Merger Sub, and as so amended shall constitute the Bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”) until thereafter amended as provided therein or by applicable law.

5. DIRECTORS. The directors of Merger Sub in office immediately prior to the Effective Time shall be the directors of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

6. OFFICERS. The officers of the Company in office immediately prior to the Effective Time shall be the officers of the Surviving Corporation and will continue to hold office from the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified in the manner provided in the Surviving Corporation Charter and Surviving Corporation Bylaws, or as otherwise provided by law.

7. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either Merger Sub or the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of Merger Sub and the Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of Merger Sub and the Company or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

8. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of New Parent, Merger Sub, the Company or any holder of any securities thereof:

(a) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of New Parent Common Stock.

(b) Conversion of Company Stock Held as Treasury Stock. Each share of Company Common Stock held in the Company’s treasury shall be converted into one validly issued, fully paid and nonassessable share of New Parent Common Stock, to be held immediately after completion of the Merger in the treasury of New Parent.

(c) Conversion of Capital Stock of Merger Sub. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

(d) Rights of Certificate Holders. Upon conversion thereof in accordance with this Section 8, all shares of Company Common Stock shall no longer be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a “Certificate”) shall cease to have any rights with respect to such shares of Company Common Stock, except, in all cases, as set forth in Section 9 herein. In addition, each outstanding book-entry that, immediately prior to the Effective Time, evidenced shares of Company Common Stock shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same shall, from and after the Effective Time, be deemed and treated for all corporate purposes to evidence the ownership of the same number of shares of New Parent Common Stock.

9. CERTIFICATES. From and after the Effective Time until thereafter surrendered to New Parent or its transfer agent for transfer or exchange, each Certificate shall be deemed for all purposes to evidence ownership of and to represent the shares of New Parent Common Stock into which the shares of Company Common Stock represented by such Certificate immediately prior to the Effective Time have been converted pursuant to this Agreement, and each such Certificate shall be so registered on the books and records of New Parent and its transfer agent. From and after the Effective Time, upon the surrender to New Parent or its transfer agent for transfer or exchange of any Certificate, New Parent shall issue or cause to be issued a new certificate representing the class and number of shares of New Parent Common Stock previously represented by such Certificate to the person or persons or entity or entities entitled thereto. If any Certificate shall have been lost, stolen, or destroyed, then, upon the making of an affidavit of such fact by the person or entity claiming such Certificate to be lost, stolen, or destroyed and the providing of an indemnity by such person or entity to New Parent, in form, substance, and amount reasonably satisfactory to New Parent, against any claim that may be made against it with respect to such Certificate, New Parent shall issue or cause to be issued to such person or entity, in exchange for such lost, stolen, or destroyed Certificate, a new certificate representing the class and number of shares of New Parent Common Stock into which the shares of Company Common Stock represented by such Certificate immediately prior to the Effective Time have been converted pursuant to this Agreement.

10. ASSUMPTION OF EQUITY PLANS AND AWARDS.

At the Effective Time, pursuant to this Agreement and the Assignment and Assumption Agreement entered into between New Parent and the Company on or about the date hereof (the “Assignment and Assumption Agreement”), the Company will assign to New Parent, and New Parent will assume, all of the Company’s rights and obligations under the Equity Plans. At the Effective Time, pursuant to this Merger Agreement and the Assignment and Assumption Agreement, the Company will transfer to New Parent, and New Parent will assume, its rights and obligations under each stock option to purchase a share of Company capital stock (each, a “Stock Option”) and each right to acquire or vest in a share of Company capital stock (each, a “Stock Unit” and together with the Stock Options, the “Awards”) issued under the Equity Plans that is outstanding and unexercised, unvested and not yet paid or payable immediately prior to the Effective Time, which Awards shall be converted into a stock option to purchase or a right to acquire or vest in, respectively, a share of New Parent capital stock of the same class and with the same rights and privileges relative to New Parent that such share underlying such Stock Option or Stock Unit had relative to the Company immediately prior to the Effective Time on otherwise the same terms and conditions as were applicable immediately prior to the Effective Time, including, for Stock Options, at an exercise price per share equal to the exercise price per share for the applicable share of Company capital stock. For purposes of this Agreement, “Equity Plans” shall mean, collectively, the First Cash Financial Services, Inc. 2011 Long-Term Incentive Plan and the FirstCash, Inc. 2019 Long-Term Incentive Plan, and any and all subplans, appendices or addendums thereto, and any and all agreements evidencing Awards.

11. NEW PARENT SHARES. Prior to the Effective Time, the Company and New Parent shall take any and all actions as are necessary to ensure that each share of capital stock of New Parent that is owned by the Company immediately prior to the Effective Time shall be cancelled and cease to be outstanding at the Effective Time, and no payment shall be made therefor, and the Company, by execution of this Agreement, agrees to forfeit such shares and relinquish any rights to such shares.

12. NO APPRAISAL RIGHTS. In accordance with the DGCL, no appraisal rights shall be available to any holder of shares of Company Common Stock in connection with the Merger.

13. TERMINATION. This Agreement may be terminated, and the Merger and the other transactions provided for herein may be abandoned, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, at any time prior to the Effective Time, by action of the board of directors of the Company. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, and neither the Company, New Parent, Merger Sub nor their respective stockholders, directors or officers shall have any liability with respect to such termination or abandonment.

14. AMENDMENTS. At any time prior to the Effective Time, this Agreement may be supplemented, amended or modified, whether before or after the adoption of this Agreement by the sole stockholder of Merger Sub, by the mutual consent of the parties to this Agreement by action by their respective boards of directors; provided, however, that, no amendment shall be effected subsequent to the adoption of this Agreement by the sole stockholder of Merger Sub that by law requires further approval or authorization by the sole stockholder of Merger Sub or the stockholders of the Company without such further approval or authorization. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the parties hereto.

15. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

16. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

17. ENTIRE AGREEMENT. This Agreement, including the documents and instruments referred to herein, constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

18. SEVERABILITY. The provisions of this Agreement are severable, and in the event any provision hereof is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company, New Parent and Merger Sub have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FIRSTCASH, INC.

By:	/s/ Rick L. Wessel
Name: Rick L. Wessel
Title: Chief Executive Officer

FIRSTCASH HOLDINGS, INC.

By:	/s/ Rick L. Wessel
Name: Rick. L. Wessel
Title: Chief Executive Officer

ATLANTIS MERGER SUB, INC.

By:	/s/ Rick L. Wessel
Name: Rick L. Wessel
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]